Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600	(415) 433-3777
cpelz@lhai.com

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600	(415) 433-3777
cpelz@lhai.com

ImageWare Systems Announces Third Quarter of 2007 Results

– Revenues up 61% over Third Quarter of 2006 –

–  Achieves 77% Gross Margins –

SAN DIEGO, CA, Nov. 12, 2007 - ImageWare® Systems, Inc. (AMEX: IW), a leading developer and provider of identity management solutions, today reported financial results for the third quarter and nine months ended September 30, 2007.

Total revenues for the third quarter 2007 were $3.5 million, compared to $1.8 million for the second quarter 2007 and $2.2 million for the third quarter 2006. The increase is largely attributable to the $1.7 million award from the U.S. Department of Veterans Affairs (VA). Net income for the third quarter totaled $425,000, compared to a net loss of $1.4 million for the second quarter of 2007 and a net loss of $1.8 million in the third quarter of 2006. In the third quarter the company booked a $470,000 non-cash charge to preferred stock dividends to account for a beneficial conversion feature related to an anti-dilution clause in its Series D Convertible Preferred Stock. The charge to preferred stock dividends resulted in a net loss available to common shareholders for the third quarter 2007 of $130,000, compared to a loss of $1.5 million in the second quarter of 2007 and a loss of $1.8 million for the third quarter of 2006.

“Higher project-oriented revenues of our Homeland Security Presidential Directive 12 (HSPD-12) solutions and biometric engine solution drove a 61 percent increase in total revenues over last year’s third quarter and contributed to achieving gross margins of 77 percent, up from 65 percent for the same period last year,” stated Jim Miller, ImageWare’s chairman and chief executive officer. “At the same time, we improved our cost structure and report a 21 percent decrease in operating expenses as compared to last year’s third quarter. We closed the third quarter with backlog of $1.8 million and for the fourth quarter, we continue to expect to achieve at or near breakeven levels.”

Miller added, “In addition to selling directly to our customers, we continue to work closely with several global partners such as Unisys and Lockheed Martin to integrate our technologies. With Unisys, we are bidding on four more projects. We are excited about the opportunity to further supply products to our customers, systems integrators and solution partners seeking to achieve compliance with HSPD-12, the directive that sets the requirements for a common identity credential for all Federal employees and contractors. Our secure credential software is now on the approved product listing as part of the U.S. General Services Administration’s (GSA) FIPS 201 Evaluation Program, a standard for interoperability outlined in HSPD-12. We look forward to providing updates on these and other opportunities as appropriate.”

For the nine months ended September 30, 2007, total revenues were $6.6 million, compared to $7.8 million for the same period of 2006. Net loss to available to common shareholders for the first nine months of 2007 was $4.5 million, or $0.32 per share, compared to a net loss of $4.5 million, or $0.33 per share for the first nine months of 2006.

During the quarter, the company generated gross proceeds of approximately $3.0 million through a private placement. As of September 30, 2007, ImageWare Systems had a cash balance of $3.4 million.

Third Quarter and Subsequent Corporate Highlights

•                          The VA, through Unysis, placed a $1.35 million order for HSPD-12 compliance. The award was later expanded to include maintenance and support, bringing the total order value to $1.7 million.

•                          Entered a strategic, multi-year licensing agreement with Lockheed Martin for its Automated Fingerprint Identification System (AFIS) to deliver more comprehensive identification solutions, specifically targeting local governments.

•                          Expanded the IWS™ Biometric Passport product family to improve passport applicant identity verification and further reduce the potential of identity fraud.

•                          Achieved approved product listing for the company’s secure credential software as part of the GSA’s FIPS 201 Evaluation Program.

Trade Show Exhibitions

•                          IAI Conference in San Diego in July

•                          ASIS International in Las Vegas in September

•                          Biometrics Technology Expo in Baltimore in September

•                          IACP 114th Annual Conference & Exposition in New Orleans in October

•                          Biometrics Conference 2007 in London in October

Conference call information

A conference call on ImageWare’s third quarter earnings will be conducted today at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) and will be available to all interested parties by dialing 877-407-9210 in the U.S. or 201-689-8049, if outside of the U.S. The call will also be available through a live audio Web broadcast at ImageWare’s web site:  www.iwsinc.com/investors.cfm.

The call will be archived and available for replay from the investor relations page of ImageWare’s web site at www.iwsinc.com until November 12, 2008. The call will also be available for replay via the phone until November 14, 2007 by calling 877-660-6853 in the U.S. or 201-612-7415, if outside of the U.S. To access the call, all parties will need the following replay pass codes: Account #286 and Conference ID # 257606.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties.

These factors include, but are not limited to: the risk that anticipated contract opportunities may not materialize at expected levels, or at all; the risk that the company’s activities may not result in the growth of revenue; the risk that the company’s financial performance in the fourth quarter of 2007 may not meet expectations; risks and uncertainties related to the maintenance and strength of the ImageWare brand; the effects of competition; ImageWare’s dependence on its partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of ImageWare’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and ImageWare other filings with the U.S. Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. ImageWare is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, other than as required under applicable securities laws.

- Tables to Follow -

IMAGEWARE SYSTEMS, INC.

SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product	$2,832	$1,560	$4,698	$6,125
Maintenance	678	617	1,926	1,683
Total Revenues	3,510	2,177	6,624	7,808

Cost of Revenue
Product	510	498	992	1,689
Maintenance	281	254	871	826

Gross Profit	2,719	1,425	4,761	5,293
	77%	65%	72%	68%
Operating Expenses
General & administrative	889	1,053	2,989	3,271
Sales and marketing	607	851	1,974	2,742
Research and development	752	962	2,741	2,898
Depreciation and amortization	60	57	199	245
Total Operating Expenses	2,308	2,923	7,903	9,156

Income (loss) from operations	411	(1,498)	(3,142)	(3,863)

Interest (income) expense, net	(2)	156	236	339
Other income, net	(6)	(5)	38	(111)

Income (loss) from contining operations before income taxes	419	(1,649)	(3,416)	(4,091)

Income taxes	—	—	—	—

Income (loss) from continuing operations	419	(1,649)	(3,416)	(4,091)

Discontinued operations:
Gain (loss) from operations of discontinued Digital Photography Component (including gain on disposal of Digital Photography component	6	(114)	17	(346)
Income tax benefit (expense)	—	—	—	—
Gain (loss) on discontinued operations	6	(114)	17	(346)

Net income (loss)	$425	$(1,763)	$(3,399)	$(4,437)
Preferred dividends	$(555)	$(13)	$(1,057)	$(40)
Net income (loss) available to common shareholders	$(130)	$(1,776)	$(4,456)	$(4,477)

Per share data - basic and diluted
Net loss from continuing operations	$0.03	$(0.12)	$(0.24)	$(0.30)
Discontinued operations	$0.00	$(0.01)	$0.00	$(0.03)
Preferred dividends	$(0.04)	$(0.00)	$(0.08)	$(0.00)
Basic loss per share available to common shareholders	$(0.01)	$(0.13)	$(0.32)	$(0.33)

Basic weighted-average common shares	14,891,641	13,604,692	14,086,249	13,574,835

IMAGEWARE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

In thousands

	September 30,	Dececember 31,
	2007	2006
	(unaudited)
Assets:
Cash	$3,438	$939
Accounts receivable, net	391	1,722
Inventories	135	58
Other current assets	285	138
Property and equipment, net	232	352
Other assets	838	783
Intangible assets, net	130	141
Goodwill	3,416	3,416
Total Assets	$8,863	$7,549

Liabilities and Shareholders’ Equity:
Current liabilities	$4,298	$5,213
Pension obligation	1,100	1,016
Shareholders’ equity	3,465	1,320
Total Liabilities and Shareholders’ Equity	$8,863	$7,549